December 31, 2007

VIA UPS NEXT DAY AIR

Advisors Series Trust
615 E. Michigan Street
Milwaukee, WI  53202

Re:	Advisors Series Trust:

ActivePassive Large Cap Growth Fund
ActivePassive Large Cap Value Fund
ActivePassive Small/Mid Cap Growth Fund
ActivePassive Small/Mid Cap Value Fund
ActivePassive International Equity Fund
ActivePassive Emerging Markets Equity Fund
ActivePassive Global Bond Fund
ActivePassive Intermediate Taxable Bond Fund
ActivePassive High Yield Bond Fund
ActivePassive Intermediate Municipal Bond Fund

Gentlemen:

We have acted as counsel to Advisors Series Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 254 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an indefinite number of $.01 par value shares of beneficial interest (the “Shares”) in respect of the ActivePassive Large Cap Growth Fund, ActivePassive Large Cap Value Fund, ActivePassive Small/Mid Cap Growth Fund, ActivePassive Small/Mid Cap Value Fund, ActivePassive International Equity Fund, ActivePassive Emerging Markets Equity Fund, ActivePassive Global Bond Fund, ActivePassive Intermediate Taxable Bond Fund, ActivePassive High Yield Bond Fund and the ActivePassive Intermediate Municipal Bond Fund; each a series of the Trust (each, a “Fund” and together, the “Funds”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion on our review of the following:

Advisors Series Trust
December 31, 2007

(a) the Trust’s Certificate of Trust (the “Certificate of Trust”) as filed with the Delaware Secretary of State on October 3, 1996, and the amendment thereto filed with the Delaware Secretary of State on April 3, 2001, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;

(b) the Trust’s Agreement and Declaration of Trust dated October 3, 1996 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(c) the Trust’s Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

(d) resolutions of the Trust’s Board of Trustees adopted on September 19-20, 2007, authorizing the establishment of the Funds and the approval of the post-effective amendment filing, and on December 11-12, 2007, authorizing the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

(e) a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and

(f) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware.  We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and the case law interpreting the Delaware Statutory Trust Act as reported in Delaware Laws Affecting Business Entities (Aspen Publishers, Inc., 2007 Fall Edition).  We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion.  We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Advisors Series Trust
December 31, 2007

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by a Fund will be actually received by such Fund, and (iii) all applicable securities laws will be complied withand the Amendment with respect to the offering of Shares will be effective, then it is our opinion that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable by the Trust.

This opinion is rendered to you in connection with the Amendment on Form N-1A with respect to the Funds and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Amendment, and (ii) the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP